Exhibit 99.1

August 2, 2017 For Immediate Release

Press Release

Heartland Express, Inc. Reports Revenues and Earnings for the Second Quarter of 2017

NORTH LIBERTY, IOWA - August 2, 2017 - Heartland Express, Inc. (Nasdaq: HTLD) announced today financial results for the three and six months ended June 30, 2017.

Three months ended June 30, 2017:

•	Net Income of $14.6 million, Earnings per Share of $0.18, and Operating Revenue of $130 million,

•	Operating Ratio of 83.6% and 81.4% Non-GAAP Adjusted Operating Ratio(1),

Six months ended June 30, 2017:

•	Net Income of $28.7 million, Earnings per Share of $0.34, and Operating Revenue of $260 million,

•	Operating Ratio of 84.3% and 82.3% Non-GAAP Adjusted Operating Ratio(1),

•	Cash balance of $171.3 million, a $42.8 million increase since December 31, 2016,

•	Total Stockholders Equity of $531.3 million and Total Assets of $751.1 million.

Heartland Express Chief Executive Officer Michael Gerdin, commented on the quarterly operating results and ongoing initiatives of the Company, "We are pleased with the results achieved for the quarter, which were the result of our continued focus on efficient operations as evidenced by delivering an operating ratio that is the best in the industry among our peers. Over the years we have completed several acquisitions and each one comes with unique opportunities which must be navigated in order to return to our goal of achieving a low-80's operating ratio excluding the impacts of gains on sale of equipment. This quarter, we achieved our best operating ratio posted over the past two years and achieved our goal of operating in the low 80's without gains during the last month of the quarter. We now look forward to the new opportunities with our recent acquisition of Interstate Distributor Co. (IDC). This is our second largest acquisition in our thirty-nine-year history and our second large acquisition in less than four years. Our long-term strategy of efficient operations and generating cash from our operations allowed us to complete the IDC acquisition with existing cash reserves. We believe that we maintain adequate cash on hand to fully fund our expected operating and capital needs. We expect to continue to own and operate a fleet of revenue producing equipment that is relatively young in average age and updated with the latest technology, which we believe leads to lower operating costs. We remain committed to on-time and just-in-time service for our loyal customers and taking care of our professional drivers. Further, we look forward to uniting both the operations and cultures of Heartland and IDC over the next few years. I am extremely pleased with the execution of our team to deliver our financial results while also completing the necessary diligence and analysis to finalize our most recent acquisition following the quarter end."

On July 6, 2017, Heartland Express acquired 100% of IDC's outstanding stock from Saltchuk Resources, Inc. for cash. The enterprise value of the transaction was approximately $113 million. The transaction was funded through $94 million of existing cash, plus assumption of approximately $23 million of IDC's debt, and acquisition of $4 million in cash on IDC’s balance sheet. The Company expects to pay off all of IDC’s debt in the third quarter. We believe that this acquisition provides an experienced base of professional and safe drivers, a terminal network that aligns well with our existing operations, additional traffic density in the West, and a diverse customer base that can benefit from our existing network of operations in the East.

Financial Results

Heartland Express ended the second quarter of 2017 with net income of $14.6 million, compared to $16.4 million in the second quarter of 2016. Basic earnings per share were $0.18 during the quarter compared to $0.20 earnings per share in the second quarter of 2016. Operating revenues were $130 million, compared to $160.8 million in the second quarter of 2016. Operating revenues for the quarter included fuel surcharge revenues of $14.7 million compared to $15.3 million in the same period of 2016, a $0.6 million decrease. Operating revenues decreased 21.0% excluding the impact of fuel surcharge revenues(1), primarily due to lower miles driven during the second quarter compared to the same period in 2016. Operating income for the three-month period decreased $3.2 million primarily due to lower miles driven. The Company posted an operating ratio of 83.6%, adjusted operating ratio(1) of 81.4%, and a 11.3% net margin (net income as a percentage of operating revenues) in the second quarter of 2017 compared to 84.8%, 83.2%, and 10.2%, respectively in the second quarter of 2016.

For the six month period ended June 30, 2017, the Company recorded net income of $28.7 million, compared to $30.7 million in the same period of 2016. Basic earnings per share were $0.34 compared to $0.37 earnings per share in the same period of 2016. Operating revenues were $260 million, compared to $323.6 million in the same period of 2016. Operating revenues included fuel surcharge revenues of $29.6 million compared to $28.4 million in the same period of 2016, a $1.2 million increase. Operating revenues decreased 22.1% excluding the impact of fuel surcharge revenues(1). Operating income for the six-month period decreased $4.1 million primarily due to lower miles driven. The Company posted an operating ratio of 84.3%, adjusted operating ratio(1) of 82.3% and a 11.0% net margin (net income as a percentage of operating revenues) in the six months ended June 30, 2017 compared to 86.2%, 84.8%, and 9.5%, respectively in 2016.

Balance Sheet, Liquidity, and Capital Expenditures

At June 30, 2017, the Company had $171.3 million in cash balances and no borrowings under the Company's unsecured line of credit. The Company had $171.3 million in available borrowing capacity on the line of credit at June 30, 2017 after consideration of $3.7 million outstanding letters of credit. The Company continues to be in compliance with associated financial covenants. The Company ended the quarter with total assets of $751.1 million and stockholders' equity of $531.3 million.

Net cash flows from operations for the first six months of 2017 were $50.8 million, 19.6% of operating revenue. The primary use of net cash generated from operations during the six month period ended June 30, 2017 was $1.3 million for net equipment transactions and $3.3 million for dividends. The average age of the Company's tractor fleet was 1.9 years as of June 30, 2017 compared to 1.5 years at June 30, 2016. The average age of the Company's trailer fleet was 4.3 years at June 30, 2017 compared to 4.7 years at June 30, 2016. The Company currently anticipates a total of approximately $40 to $50 million in net capital expenditures for the calendar year. The Company ended the past twelve months with a return on total assets of 7.3% and a 10.6% return on equity.

The Company continues its commitment to stockholders through the payment of cash dividends and repurchase of common stock. A dividend of $0.02 per share was declared and paid during the second quarter of 2017. The Company has now paid cumulative cash dividends of $467.4 million, including three special dividends, ($2.00 in 2007, $1.00 in 2010, and $1.00 in 2012) over the past fifty-six consecutive quarters. During the three months ended June 30, 2017, the Company did not purchase any shares of our common stock. Our outstanding shares at June 30, 2017 were 83.3 million shares. A total of 6.2 million shares of common stock have been repurchased for approximately $109.9 million over the past five years. The Company has the ability to repurchase an additional 3.3 million shares under the current authorization.

Other Information

We continued to deliver award-winning service and safety to our customers. We were proud to receive the FedEx Express "Platinum Award for 99.97% On-Time Service" and "Core Carrier of the Year" awards during the second quarter. We have now received the distinguished “Carrier of the Year” award for FedEx Express ten times in the last eleven years and seven years in a row. Over the last year, we improved our on-time service rate to 99.97%, on over 16,000 shipments during the year.

Operating revenue excluding fuel surcharge revenue and adjusted operating ratio are non-GAAP financial measures and are not intended to replace financial measures calculated in accordance with GAAP. These non-GAAP financial measures supplement our GAAP results. We believe that using these measures affords a more consistent basis for comparing our results of operations from period to period. The information required by Item 10(e) of Regulation S-K under the Securities Act of 1933 and the Securities Exchange Act of 1934 and Regulation G under the Securities Exchange Act of 1934, including a reconciliation to the most directly comparable financial measure calculated in accordance with GAAP, is included in the table at the end of this press release.

This press release may contain statements that might be considered as forward-looking statements or predictions of future operations. Such statements are based on management's belief or interpretation of information currently available. These statements and assumptions involve certain risks and uncertainties. Actual events may differ from these expectations as specified from time to time in filings with the Securities and Exchange Commission.

Contact: Heartland Express, Inc.
Mike Gerdin, Chief Executive Officer
John Cosaert, Chief Financial Officer
319-626-3600

HEARTLAND EXPRESS, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
OPERATING REVENUE	$129,616	$160,791	$259,518	$323,577

OPERATING EXPENSES:
Salaries, wages, and benefits	$48,642	$61,524	$97,621	$126,990
Rent and purchased transportation	1,820	6,181	4,682	12,881
Fuel	21,289	24,394	43,991	45,588
Operations and maintenance	6,961	6,969	12,830	13,607
Operating taxes and licenses	3,143	3,943	6,435	7,834
Insurance and claims	3,581	4,979	7,361	13,072
Communications and utilities	1,038	1,060	2,136	2,265
Depreciation and amortization	22,604	25,847	45,534	51,552
Other operating expenses	5,524	5,898	10,627	10,831
Gain on disposal of property and equipment	(6,299)	(4,511)	(12,375)	(5,800)

	108,303	136,284	218,842	278,820

Operating income	21,313	24,507	40,676	44,757

Interest income	424	109	713	184

Income before income taxes	21,737	24,616	41,389	44,941

Federal and state income taxes	7,121	8,248	12,736	14,196

Net income	$14,616	$16,368	$28,653	$30,745

Earnings per share
Basic	$0.18	$0.20	$0.34	$0.37
Diluted	$0.18	$0.20	$0.34	$0.37

Weighted average shares outstanding
Basic	83,294	83,248	83,293	83,308
Diluted	83,338	83,319	83,337	83,390

Dividends declared per share	$0.02	$0.02	$0.04	$0.04

HEARTLAND EXPRESS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except per share amounts) (unaudited)
	June 30,	December 31,
ASSETS	2017	2016
CURRENT ASSETS
Cash and cash equivalents	$171,292	$128,507
Trade receivables, net	43,844	46,844
Prepaid tires	9,586	8,181
Other current assets	24,736	13,841
Income tax receivable	2,983	4,738
Total current assets	252,441	202,111

PROPERTY AND EQUIPMENT	620,204	659,053
Less accumulated depreciation	246,399	251,405
	373,805	407,648
GOODWILL	100,212	100,212
OTHER INTANGIBLES, NET	11,128	12,090
DEFERRED INCOME TAXES, NET	1,355	3,785
OTHER ASSETS	12,199	12,382
	$751,140	$738,228
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$10,040	$12,355
Compensation and benefits	22,346	23,320
Insurance accruals	17,890	19,132
Other accruals	12,038	10,727
Total current liabilities	62,314	65,534
LONG-TERM LIABILITIES
Income taxes payable	7,725	11,954
Deferred income taxes, net	93,416	94,657
Insurance accruals less current portion	56,377	60,257
Total long-term liabilities	157,518	166,868
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Capital stock, common, $.01 par value; authorized 395,000 shares; issued 90,689 in 2017 and 2016; outstanding 83,297 in 2017 and 83,287 in 2016, respectively	907	907
Additional paid-in capital	3,452	3,433
Retained earnings	650,987	625,668
Treasury stock, at cost; 7,392 in 2017 and 7,402 in 2016, respectively	(124,038)	(124,182)
	531,308	505,826
	$751,140	$738,228

(1)

GAAP to Non-GAAP Reconciliation Schedule:
Operating revenue, operating revenue excluding fuel surcharge revenue, operating income, operating ratio, and adjusted operating ratio reconciliation (a)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	(Unaudited, in thousands)		(Unaudited, in thousands)

Operating revenue	$129,616	$160,791	$259,518	$323,577
Less: Fuel surcharge revenue	14,743	15,341	29,624	28,434
Operating revenue, excluding fuel surcharge revenue	114,873	145,450	229,894	295,143

Operating expenses	108,303	136,284	218,842	278,820
Less: Fuel surcharge revenue	14,743	15,341	29,624	28,434
Adjusted operating expenses	93,560	120,943	189,218	250,386

Operating income	$21,313	$24,507	$40,676	$44,757
Operating ratio	83.6%	84.8%	84.3%	86.2%
Adjusted operating ratio	81.4%	83.2%	82.3%	84.8%

(a) Operating revenue excluding fuel surcharge revenue and adjusted operating ratio as reported in this press release are based upon operating expenses, net of fuel surcharge revenue, as a percentage of operating revenue excluding fuel surcharge revenue.